Exhibit 99.1

Contact: Tim Berryman Director – Investor Relations Medical Properties Trust, Inc. (205) 969-3755 tberryman@medicalpropertiestrust.com

MICHAEL G. STEWART AND C. REYNOLDS THOMPSON, III ELECTED TO

MEDICAL PROPERTIES TRUST’S BOARD OF DIRECTORS

Birmingham, AL – August 23, 2016 – Medical Properties Trust, Inc. (NYSE: MPW) has announced the election of Michael G. Stewart and C. Reynolds Thompson, III to its board of directors.

Stewart, presently a private investor and an attorney with broad healthcare experience, was Executive Vice President, General Counsel and Secretary of Medical Properties Trust from 2005 to 2010. He also is a published author with four novels to his credit.

Thompson is Chairman and Chief Investment Officer of Select Strategies Realty of Cincinnati, a privately held real estate company specializing in retail and mixed-use properties in the Southeast and Midwest.

A native of south Alabama, Stewart earned a B.S. in Business Administration from Auburn University and a J.D. from Samford University’s Cumberland School of Law. After practicing healthcare law for six years with two different Birmingham firms, he joined Complete Healthcare Services, Inc., a managed care company, serving as Vice President and General Counsel. He then guided Complete Health through its merger with United Healthcare, Inc., where he filled a similar role.

Mr. Stewart joined MPT in 2004 as General Counsel, working with the company’s three original founders to establish a strong foundation for the business. In January 2005, he was named Executive Vice President and General Counsel and played a key role in managing legal matters related to the company’s listing on the New York Stock Exchange in July of that year. Five years later, he left the company to pursue his writing interest.

A native of Greenville, Alabama, Thompson earned a B.S. degree with special attainments in Commerce from Washington & Lee University. Following graduation, he moved to Atlanta and began his career with SunTrust Bank, working in commercial lending. Two years later, he joined a private real estate company that was subsequently purchased by a publicly traded REIT, Carr America Realty. During his 12 years there, he handled progressively more responsible positions.

Mr. Thompson joined Birmingham-based Colonial Properties Trust in 1997. Over a 16-year career, he served Colonial as Chief Investment Officer, Chief Operating Officer, Chief Executive Officer and finally President and Chief Financial Officer, building the portfolio of this publicly traded REIT to more than $4 billion. He left the company in 2013 and joined Select Strategies Realty the following year. There he is responsible for investment activities and investment management services.

Mr. Thompson is a member of the Board of Visitors of the Culverhouse College of Business at the University of Alabama. He previously served on the Board of Governors of the National Association of Real Estate Investment Trusts, the Board of Directors of the Birmingham Business Alliance and United Way of Central Alabama.

“We are pleased to welcome Mike Stewart and Reynolds Thompson to the Board of Medical Properties Trust, Inc.,” said Edward K. Aldag, Jr., MPT’s Chairman, President and Chief Executive Officer.

“Both of these individuals bring tremendous talent to the board and their insights and experience in healthcare and in public companies will be welcomed as they help us guide MPT to new heights.”

About Medical Properties Trust, Inc.

Based in Birmingham, Medical Properties Trust, Inc. is a self-advised real estate investment trust (REIT) focusing exclusively on hospitals. In only 13 years, MPT has emerged as the leading source of real estate capital for hospitals, with investments in more than 200 facilities across the U.S. and Western Europe now approaching $6 billion.

Through innovative sale/leaseback arrangements that can lower a facility’s cost of capital, MPT helps hospitals finance facility improvements, technology upgrades and new construction. No other capital source knows hospitals better, from reimbursement requirements and the regulatory environment, to the myriad challenges hospitals face every day. And none is better positioned to help them create the right environment for delivering world class, value-based healthcare.

For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

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